Exhibit 5.1

Westerman Ball Ederer Miller & Sharfstein, LLP
1201 RXR Plaza
Uniondale, New York 11530

September 24, 2010

Roomlinx, Inc.
2150 W. 6th Ave., Unit H
Broomfield, CO 80020

Re:  Roomlinx, Inc.  – Registration Statement on Form S-8

Ladies and Gentlemen:

In connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by Roomlinx, Inc., a Nevada corporation (the “Company”), with the Securities and Exchange Commission on September 24, 2010 pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations promulgated thereunder (the “Rules”), you have requested that we furnish you with our opinion as to the legality of the securities being registered under the Registration Statement.  The Registration Statement relates to the registration under the Act of 1,200,000 shares of the Company’s Common Stock, par value $0.001 per share (the “Shares”), to be issued pursuant to the Roomlinx, Inc. Long-Term Incentive Plan (the “Plan”).

We have examined originals, or copies certified to our satisfaction, of the Registration Statement, the Amended and Restated Articles of Incorporation of the Company, the Amended and Restated By-Laws of the Company, all pertinent records of the meetings of the directors and stockholders of the Company, and such other documents relating to the Company as we have deemed material for the purposes of this opinion.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or other copies, the authenticity of the originals of any such documents and the legal competence of all signatories to such documents.

In addition, we have made such other examinations of law and fact as we considered necessary in order to form a basis for the opinion hereinafter expressed.

Based upon the foregoing, and subject to the assumptions, exceptions and qualifications stated herein, we are of the opinion that the Shares have been duly authorized and, when issued in accordance with the Plan, will be validly issued, fully paid and nonassessable.

The opinion expressed above is limited to (i) the Private Corporations Law of the State of Nevada, including the statutory provisions and all applicable provisions of the Nevada Constitution and the reported judicial decisions, and (ii) the federal securities laws of the United States.  The opinion is rendered only with respect to the laws, and the rules, regulations and orders under those laws, that are currently in effect.

We note for you that we currently own 20,000 shares of the Company’s Common Stock.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement, to its use as part of the Registration Statement, and to the use of our name in the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required by the Act or the Rules.

Very truly yours, /s/ Westerman Ball Ederer Miller & Sharfstein, LLP Westerman Ball Ederer Miller & Sharfstein, LLP